UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 20, 2010

IRIDEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1212 Terra Bella Avenue

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 940-4700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Officers.

On April 20, 2010, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of IRIDEX Corporation (the “Company”) approved the participation of Eduardo Arias, the Company’s Senior Vice President, International Sales and Business Development, in the Company’s strategic transaction incentive plan (the “Incentive Plan”). The Incentive Plan is administered by the Board or, in the event that the Board delegates authority to the Committee, the Committee (the Board or the Committee, as applicable, the “Plan Administrator”). The Incentive Plan is intended to provide an incentive for certain service providers to the Company to assist with the identification, negotiation and consummation of strategic transactions by the Company (each, a “Strategic Transaction”). Pursuant to the Incentive Plan, in the event that the Plan Administrator, in its sole discretion, determines that a Strategic Transaction qualifies for payment under the Incentive Plan (a “Qualified Transaction”), then Mr. Arias shall be entitled to receive a payment under the Incentive Plan equal to up to one percent (1%) of the net amount of the consideration paid in the applicable Strategic Transaction. The determination of whether a Strategic Transaction qualifies as a Qualified Transaction and the timing, amount and terms of any payments under the Incentive Plan shall be made by the Plan Administrator in its sole discretion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION

By:	/s/ THEODORE A. BOUTACOFF
Theodore A. Boutacoff President and Chief Executive Officer

Date: April 26, 2010